Exhibit 10.37

OFFICE LEASE

This Lease Agreement is made as of February 1, 2003 (the “Lease Date”) by and between the Landlord and the Tenant named below (“Agreement”).

ARTICLE 1 - BASIC LEASE TERMS

For the purposes of this Lease, the following terms shall have the meanings set forth below:

1.1          Landlord.  Ninth City Land Owners, a Florida general partnership.

1.2          Tenant.  USCC Florida Acquisition Corp., a Delaware corporation.

1.3          Building.  The Building known as Florida Cancer Center, 3599 University Blvd South Suite 1500, Jacksonville, FL 32216 located on the tract of land (the “Land”) described in Exhibit “A” hereto.  The Building and the Land and any other improvements from time to time on said Land are collectively referred to herein as the “Property.”

1.4          Leased Premises.  The entire building located at above address.

1.5          Lease Term.  The Lease Term of the Agreement shall commence on February 1, 2003 and continue for a period of five years, ending on February 1, 2008.  The Agreement shall automatically renew for an additional lease term of five years (“Renewal Term”), unless terminated by the Tenant by giving written notice at least 90 days prior to the expiration of the Lease Term.

1.6          Commencement Date.  The “Commencement Date” shall be February 1, 2003.

1.7          Base Rent.  Base rent is:

Phase I monthly rent equal to $1.50 per square ft. or
Total Base Rent of $5500 monthly plus applicable Florida Sales Tax.

In Addition, the Base Rent may be increased annually after the first anniversary of the Lease Term equal to the annual published Consumer Price Index (“CPI”), not to exceed fair market value of comparable property..

All rent is due and payable on the 1st day of the month.  Landlord may assess a late fee of 1% monthly on amounts due for failure to pay by the 5th day of the month.

1.8          Security Deposit.  There shall be no security deposit.

1.9          Addresses.  Tenant’s address is: 610 Newport Center Drive, Suite 350, Newport Beach, California, 92660.  Landlord’s address is 3599 University Boulevard, Suite 1000, Jacksonville, Florida 32216.

1.10        Permitted Use.  Medical offices in which radiation oncology equipment is operated, or in which radiation oncology services are provided.

1.11        Common Areas.  All areas situated on or in the Property which are for use by tenants of the Property in common, including parking areas, streets, driveways, aisles, sidewalks, curbs, delivery passages, loading areas, lighting facilities, and all other areas situated on or in the Property which are designed for common use.

1.12        Rent Commencement Date.  The Rent Commencement Date shall be February 1, 2003.

ARTICLE 2 - GRANTING CLAUSE AND RENT PROVISIONS

2.1          Grant of Premises.  Landlord hereby leases the Leased Premises to Tenant during the Lease Term, subject to the provisions of this Agreement.

2.2          Rent.  Tenant agrees to pay the Rent to Landlord on the first day of each month during the term of this Agreement, without demand, offset or reduction, except as otherwise set forth herein.  All Rent for any partial period shall be prorated.

ARTICLE 3 - OCCUPANCY AND USE

3.1          Use.  The Leased Premises shall be used and occupied only for the purposes as set forth in action 1.10.

3.2          Entry.  Landlord or its authorized agents shall, after at least 24 hours prior written notice to Tenant, have the right to enter the Leased Premises (except for vaults and other secured areas) to perform repairs, to show the Leased Premises to potential purchasers or lenders and, during the last nine (9) months of the term, to potential tenants, but in exercising such rights, Landlord shall not interfere with or impair Tenant’s use and enjoyment of the Leased Premises.

3.3          Compliance with Laws, Rules and Regulations.  Landlord, at its sole cost and expense, shall comply with all laws and other legal requirements of state, federal, municipal or other agencies or bodies having jurisdiction over the use, operation, condition or occupancy of the Property, including the Leased Premises, including but not limited to those concerning environmental, health and safety matters, and access and facilities for handicapped or disabled persons (collectively, the “Laws”); provided that Tenant shall procure at its own expense all permits and licenses (not including, however, certificates of occupancy) required for the transaction of its business in the Leased Premises and shall comply with all Laws, regulations and orders related thereto.  Without limiting the generality of the foregoing, Landlord shall at its own expense comply with any Laws, ordinances, orders and other governmental requirements concerning asbestos (or its removal or containment) on the Property or in the Building (including the Leased Premises.) Tenant will comply with the rules and regulations of the Property adopted by Landlord, as amended, but the rules and regulations shall not materially impair Tenant’s rights under this Agreement or interfere with Tenant’s use of the Leased Premises.  Landlord covenants to enforce the rules and regulations in a fair and equitable manner as to all tenants of the Property.

ARTICLE 4 - UTILITIES AND SERVICES

4.1          Building Services.

(a)           Landlord shall provide all utilities and services for normal office uses, including hot and cold water, a tenant directory, electricity for normal office equipment, central heating and air conditioning, gas, sewer service, replacement of light bulbs in the Leased Premises and Common Areas, trash removal service, janitorial service (including daily cleaning service and periodic window cleaning), landscaping and such other services and utilities as are customarily provided by landlords in medical buildings in the locality of the Building.  The parties specifically agree that Tenant will be operating radiation oncology, and radiation oncology related, equipment on the premises, and such use shall be considered to be “normal office use.”  Landlord shall furnish central heating and air conditioning in season (on business days from 7:00 a.m. to 7:00 p.m.) at temperatures and in amounts as are generally provided in medical buildings in the locality of the Building or in compliance with any governmental regulations, whichever is greater.  Service for central heating and air conditioning at times other than as above provided shall be furnished upon not less than twenty-four (24) hours advance notice from Tenant, and Landlord shall be entitled to charge Tenant the cost incurred by Landlord in providing such overtime service, including reasonable charges for overhead and supervision in connection therewith, and if more than one tenant has requested or is furnished such overtime service for all or some of the same hours, the charge therefor will be prorated, based upon the number of tenants requesting and/or availing themselves of said overtime service concurrently.  Landlord shall also provide routine maintenance, painting and electric lighting service for all public areas and special service areas of the Property in the manner and to the extent generally provided in medical office buildings comparable to the Building in the locality where the Building is located.  Landlord may, in its sole discretion, provide additional services not enumerated herein.

(b)           If and so long as an interruption of a service or utility not due to a fire or other casualty or any act, neglect, fault or omission of any duty by Tenant, its agents, servants, employees or invitees, continues and shall interfere with the conduct of Tenant’s business for more than five (5) business days after notice of such interruption shall have been given to Landlord, the base rent to be paid hereunder shall be abated, to such an extent as is fair and reasonable under the circumstances, based on the degree of interference, from the date of such interruption until such service or utility shall be restored, and if such an interruption of a service or utility shall be so complete as to significantly interfere with the conduct of Tenant’s business therefrom for more than one (1) month after Landlord first receives notice of such interruption, then Tenant shall have the right to terminate this Lease by giving written notice thereof to Landlord at any time thereafter before such service or utility is restored.  Such termination shall be effective as of the date which Tenant shall specify in said notice, but not more than sixty (60) days after the date upon which said notice of termination is given.

(c)           In addition to the right to abate rent as set forth above, if such interruption continues for more than five (5) days after notice of such interruption has been given to Landlord, Tenant shall have the right, after giving Landlord notice thereof, to attempt to repair the interruption, without liability to Landlord (except for Tenant’s negligence), and Tenant may offset against rent due under this Agreement the reasonable cost of such repairs.

4.2          Theft or Burglary.  Landlord shall not be liable to Tenant for losses to Tenant’s property or personal injury caused by criminal acts or entry by any person into the Leased Premises or the Property, except to the extent of Landlord’s negligence, willful misconduct or breach of this Agreement.

4.3          Common Areas.  Tenant and its agents, employees, customers and invitees shall have the right in common with others to use the Common Areas.  Landlord shall not make any alteration or change to the Common Areas that would adversely affect Tenant or its business.

ARTICLE 5 - REPAIRS AND MAINTENANCE

5.1          Landlord Repairs.  Landlord shall maintain the Property in good order and condition and perform all necessary repairs and replacements in and to the Property, interior and exterior, structural and non-structural, ordinary and extraordinary and unforeseen and foreseen (except for (i) non-structural repairs in or to the Leased Premises that are expressly not Landlord’s responsibility under this Section 5.1, and (ii) repairs necessitated by Tenant or Tenant’s agents, employees or visitors).

5.2          Tenant Repairs.  Tenant, at its own cost and expense, shall maintain the Leased Premises in a good condition (except for those items that are the responsibility of Landlord under Section 5.1), and Tenant shall repair or replace any damage or injury to all or any part of the Leased Premises and/or the Property, caused by any act or omission of Tenant or Tenant’s agents, employees, invitees, licensees or visitors.

5.3          Request for Repairs.  All requests for repairs or maintenance that are the responsibility of Landlord pursuant to any provision of this Lease must be made in writing to Landlord.

ARTICLE 6 - ALTERATIONS AND IMPROVEMENTS

If any construction of Tenant improvements is necessary for the initial occupancy of the Leased Premises, such construction shall be accomplished and the cost of such construction shall be borne by Tenant in accordance with a separate written “Leasehold Improvements Agreement” executed by Landlord and Tenant.  Tenant accepts the Leased Premises as being in good and satisfactory condition, except for latent defects.  Tenant shall not make or allow to be made any alterations, physical additions or improvements (“alterations”) in or to the Leased Premises without first obtaining the written consent of Landlord, except that Tenant may, without obtaining Landlord’s consent, make alterations or improvements (a) if the alterations or improvements do not adversely affect the structural elements or mechanical systems of the Building, do not exceed $15,000.00 in cost (excluding the cost of equipment, machinery or other items installed by Tenant) for any calendar year and do not violate applicable Laws or (b) if the alterations or improvements are required by Law.

ARTICLE 7 - CASUALTY AND INSURANCE

7.1          Substantial Destruction.  If (i) the Leased Premises or the Building should be destroyed by fire or other casualty, or (ii) the Leased Premises or the Building should be damaged so that rebuilding cannot reasonably be completed substantially within ninety (90) days after Landlord’s receipt of written notification by Tenant of the destruction, or (iii) the Building shall be so damaged as to render it unsuitable for use as a medical office building comparable to the use to which the Building was being put prior to the casualty and such damage cannot be repaired and the Building restored to such use within ninety (90) days from the date of the casualty, then, at Tenant’s option, this Lease may be terminated and, in such event, the rent shall be abated for the unexpired portion of the Agreement, effective as of the date of the destruction or damage.

7.2          Partial Destruction.  If following damage or destruction to the Leased Premises or Building by fire or other casualty, this Agreement is not terminated pursuant to Section 7.1 hereof, Landlord shall proceed with reasonable diligence to rebuild or repair the Building, Leased Premises and other improvements to substantially the same conditions in which they existed prior to the damage.  If Tenant’s use of the Leased Premises or the conduct of its business is impaired due to the damage, whether or not the Leased Premises are themselves damaged, the rent payable under this Lease during the period of impairment shall be equitably reduced based on the degree to which Tenant’s use and enjoyment of the Leased Premises are impaired.  Landlord’s obligation to rebuild or restore under this Section shall be limited to restoring the Leased Premises and Building to substantially the condition in which the same existed prior to the casualty, exclusive of improvements for which Tenant is responsible under the terms of this Lease, and Tenant shall, promptly after the completion of such work by Landlord, proceed with reasonable diligence and at Tenant’s sole cost and expense to restore those improvements for which Tenant is responsible under the Lease to substantially the condition in which the same existed prior to the casualty and to otherwise make the Leased Premises suitable for Tenant’s use.  If this Lease is not terminated pursuant to Section 7.1 above, and if Landlord fails to substantially complete the necessary repairs or rebuilding within ninety (90) days from the date of Landlord’s receipt of written notification by Tenant of the destruction, Tenant may at its option terminate this Lease by delivering written notice of termination to Landlord, whereupon all rights and obligations under this Lease shall cease.

7.3          Property Insurance.  Landlord shall at all times during the term of this Lease insure the Property against risk of physical loss under standard fire and extended coverage policies of insurance in an amount at least equal to the full replacement cost of the Building.  Landlord shall not be obligated to insure any personal property of Tenant upon or within the Leased Premises, any fixtures installed or paid for by Tenant upon or within the Leased Premises, or any improvements which Tenant may construct on the Leased Premises.  Tenant shall have no right in or claim to the proceeds of any policy of insurance maintained by Landlord.  Tenant at all times during the term of this Lease shall, at its own expense, keep in full force and effect such insurance on its property against fire and such other risks as Tenant deems appropriate, using “blanket” insurance coverage if it so desires.

7.4          Waiver of Subrogation.  Anything in this Agreement to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all right of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Leased Premises, improvements to the Property, or personal property within the Property, by reason of fire or the elements, regardless of cause or origin, including negligence of Landlord or Tenant and their agents, officers and employees.  Landlord and Tenant agree immediately to give their respective insurance companies written notice of the terms of the mutual waivers contained in this Section, and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers.

7.5          Hold Harmless.  Tenant hereby indemnifies and agrees to hold Landlord harmless from and against all liability, damages, costs and expenses from causes of action, suits, claims, demands and judgments of any nature whatsoever caused by the use and occupancy of the Premises by Tenant, its invitees, officers or agents, except to the extent caused by the negligence or willful misconduct of Landlord, its agents or employees, or Landlord’s breach of this Lease.  Landlord hereby indemnifies and agrees to hold Tenant harmless from and against all liability, damages, costs and expenses from causes of action, suits, claims, demands and judgments of any nature whatsoever caused by the negligence or willful misconduct of Landlord, its agents or employees, or Landlord’s breach of this Agreement.

7.6          Liability Insurance.  Landlord and Tenant at all times during the Lease Term shall each, at its own expense, keep in full force and effect comprehensive general liability insurance with “personal injury” coverage, with minimum limits of $1,000,000.00 on account of bodily injuries to, or death of, one more than one person as the result of any one accident or occurrence and $500,000.00 on account of damage to property.  All insurance policies or duly executed certificates for the same required to be carried by Tenant under this Lease, together with satisfactory evidence of the payment of the premium thereof, shall be deposited with Landlord on the date Tenant first occupies the Leased Premises and upon renewals of such policies not less than fifteen (15) days prior to the expiration of the term of such coverage.  All insurance required to be carried by Tenant or Landlord under this Lease shall be in form and content, and written by insurers acceptable to the other party in its reasonable discretion.  If either Landlord or Tenant shall fail to comply with any of the requirements contained in this Agreement relating to insurance, the other party may obtain such insurance and the non-complying party shall pay to the other party, on demand, the premium cost thereof.

ARTICLE 8 - CONDEMNATION

8.1          Substantial Taking.  If (i) all of the Property or Leased Premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof (a “taking”), or (ii) in the reasonable determination of Tenant a taking of the Leased Premises or other portion of the Property (including parking areas) occurs which would prevent or materially interfere for more than ninety (90) days with the use of the Leased Premises for the purposes for which they are then being used, this Agreement shall, at the option of Tenant, terminate, and the rent shall be abated during the unexpired portion of this Agreement effective on the date physical possession taken by the condemning authority.

8.2          Partial Taking.  If this Agreement is not terminated as provided in Section 8.1 above, Landlord shall restore and reconstruct the Property, Leased Premises and other improvements on the Leased Premises, to the greatest degree practicable, to the condition existing prior to the taking.  The rent payable under this Lease during the unexpired portion of the term shall be reduced by a percentage equal to the percentage of the Leased Premises that are untenantable following such taking; provided, however, that if the taking affects a portion of the

Leased Premises in a way that substantially impairs the ability of Tenant to provide medical services to the general public from the Leased Premises, then the Tenant shall at its option be entitled to terminate this Lease whereupon all rights and obligations under this Agreement shall terminate.

8.3          Condemnation Proceeds.  All compensation awarded for any taking (or the proceeds of private sale in lieu thereof), whether for the whole or a part of the Leased Premises, shall be the property of Landlord (whether such award is compensation for damages to Landlord’s or Tenant’s interest in the Leased Premises), and Tenant hereby assigns all of its interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business or for taking of Tenant’s fixtures and other property within the Leased Premises if a separate award for such items is made to Tenant

ARTICLE 9 - ASSIGNMENT OR SUBLEASE

9.1          Assignment; Sublease.

(a)           Tenant shall not assign this Agreement or sublease the Lease Premises without the prior written consent of Landlord, which shall not be unreasonably withheld.  If Landlord does not notify Tenant in writing of Landlord’s objection to a proposed assignment of the Lease or a proposed sublease within five (5) business days after Tenant’s written notice to Landlord of its intent to assign the Lease or sublease the Leased Premises, Tenant may assume Landlord approves the proposed sublease or assignment, as applicable.

(b)           Tenant agrees to subordinate its interest under this Agreement to any mortgage or deed of trust lien hereafter placed on the Property.

9.2          Landlord Assignment.  Landlord shall have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease and in the Property.  No such sale, transfer or assignment shall release Landlord from any liabilities under this Agreement

9.3          Estoppel Certificates.  Each party agrees to furnish, from time to time, within ten (10) days after receipt of a request from the other, an estoppel statement certifying such matters regarding this Agreement as may be reasonably required by the other.

ARTICLE 10 - LIENS

Landlord hereby waives and releases any lien, statutory, constitutional or otherwise, on any property of Tenant.

ARTICLE 11 - DEFAULT AND REMEDIES

11.1        Default by Tenant.  The following shall be deemed to be events of default by Tenant under this Agreement:  (1) Tenant shall fail to pay any installment of rent or any other payment required pursuant to this Lease and such default is not cured within five (5) days after receipt by Tenant of written notice thereof from Landlord; (2) Tenant or any guarantor of Tenant’s obligations hereunder shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any guarantor of Tenant’s obligations hereunder, and the same shall not be lifted or stayed within ninety (90) days thereafter; (3) Tenant or any guarantor of Tenant’s obligations hereunder shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; or (4) Tenant shall be in default of any other term, provision or covenant of this Lease, other than those specified in subparts (1) through (3) above, and such default is not cured within fifteen (15) days after receipt of written notice thereof from Landlord, provided that it shall not be an event of default if, as to defaults not reasonably capable of being cured within such fifteen (15) days, Tenant is diligently and continuously (subject to force majeure) prosecuting a cure of such default beyond such fifteen (15) day cure period.

11.2        Remedies for Tenant’s Default.  Upon the occurrence of any event of default set forth in this Agreement, Landlord shall have the option to pursue any one or more of the remedies set forth in this Section 11.2 without any additional notice or demand:

(1)  Without declaring the Agreement terminated, Landlord may enter upon and take possession of the Leased Premises, after using judicial process, and not by picking, disabling or changing locks, and expel or remove Tenant and any other person who may be occupying all or any part of the Leased Premises and relet the Leased Premises on behalf of Tenant and receive the rent directly by reason of the reletting.

(2)  Without declaring the Agreement terminated, Landlord may enter upon the Leased Premises, after using judicial process, and not by picking, disabling or changing locks, and do whatever Tenant is obligated to do under the terms of this Lease.  Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease.

(3)  Landlord may terminate this Agreement, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to surrender the Leased Premises, Landlord may, without prejudice to any other remedy which it may have for possession or arrearage in rent, enter upon and take possession of the Leased Premises, after using judicial process, and not by picking, disabling or changing locks, and expel or remove Tenant and any other person who may be occupying all or any part of the Leased Premises.  Tenant agrees to pay on demand the present value of the amount of all loss and damage which Landlord may suffer for any reason due to the termination of this Lease under this Section, including (without limitation) loss and damage due to the failure of Tenant to maintain and/or repair the Leased Premises as required hereunder and/or due to the inability of Landlord to relet the Leased Premises on satisfactory terms or otherwise.

11.3        Remedies Cumulative.  All rights and remedies of Landlord and Tenant, respectively, herein or existing at law or in equity are cumulative and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other.

11.4        Default by Landlord.  Unless otherwise provided herein, if Landlord defaults in the performance of any term, covenant or condition required to be performed by Landlord under this Agreement, Landlord shall have thirty (30) days following the receipt of written notice from Tenant specifying such default to cure such default.

11.5        Tenant’s Remedies.  If Landlord shall default in the performance of its obligations hereunder and such default shall continue following the expiration of applicable cure periods expressly provided for in the preceding Section, Tenant may exercise one or more of the following remedies:

(a)           Perform Landlord’s obligations hereunder, and offset the reasonable costs and expenses incurred by Tenant in doing so against rentals thereafter coming due hereunder;

(b)           Sue Landlord for damages suffered by Tenant as a consequence of Landlord’s default; and

(c)           Notwithstanding any other provisions of this Lease, if Landlord’s defaults(s) shall render all or any portion of the Leased Premises or the Property untenantable for those uses customarily associated with a medical practice for more than sixty (60) days, Tenant shall be entitled a fair and reasonable rental abatement during the time that all or a portion of the Leased Premises are so rendered unsuitable, or Tenant may terminate this Lease and Tenant shall have no further obligation or liability hereunder.

11.6        Mitigation.  If there is a default or event of default by one party, the other party shall use reasonable commercial efforts to mitigate its damages.

ARTICLE 12 - SIGNS

12.1        Signs.  Tenant may, with Landlord’s prior written consent, install, repair, maintain and replace such signs as it desires on the Building or Property, so long as it complies with applicable Laws.

ARTICLE 13 - MISCELLANEOUS

13.1        Act of God.  Neither party shall be required to perform any covenant or obligation in this Lease, or be liable in damages to the other party, so long as the performance or non-performance of the covenant or obligation is delayed, caused or prevented by an act of God, by force majeure or by the other party (“force majeure”); provided however, that the foregoing shall not apply to or excuse the payment of rent or any other sum of money owing under this Lease.  An “act of God” or “force majeure” is defined for purposes of this Lease as strikes, lockouts, sitdowns, material or labor restrictions by any governmental authority, unusual transportation delays, riots, floods, washouts, explosions, earthquakes, fire, storms, weather (including wet grounds or inclement weather which prevents construction), acts of the public enemy, wars, insurrections, and/or any other cause not reasonably within the control of Landlord or Tenant, as the case may be, or which by the exercise of due diligence Landlord or Tenant, as the case may be, is unable wholly or in part, to prevent or overcome.

13.2        Attorney’s Fees.  If any action is brought by either Landlord or Tenant against the other relative to the enforcement of the terms, provisions covenants and conditions of this Lease or in regard to any other matter relating to this Agreement, the party in whose favor final judgment shall be entered shall be entitled to recover court costs incurred and reasonable attorney’s fees, including fees incurred at trial, in bankruptcy, or on appeal.

13.3        Successors.  This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns.

13.4        Notices.  Any notice under this Agreement shall be deemed to be delivered (whether or not actually received) three days after it is deposited in the United States Mail, postage prepaid, certified mail, return receipt required, addressed to the parties at the respective addresses set forth herein, or to such other addresses as the parties may have designated by written notice to each other, with copies of notices to Landlord being sent to Landlord’s address as shown herein.

13.5        Exhibits.  All Exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference.

13.6        Reasonable Actions.  Each party shall act reasonably and promptly in connection with giving or withholding any consent, approval or similar action under this Agreement.

13.7        Interpretation.  Whenever used in this Agreement, the word “including” (and variations thereof) shall mean “including but not limited to.” The parties have negotiated the terms of this Agreement.  The parties intend this Lease to be interpreted according to the fair meaning of its provisions and not against the party who is alleged to have drafted it or any particular portion of it.

13.8        Holdover.  If Tenant does not vacate the Property upon the expiration or earlier termination of this Lease and Landlord thereafter accepts rent from Tenant, Tenant’s occupancy of the Property shall be a “month-to-month” tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy, except that the Base Rent then in effect shall be increased by ten percent (10%).

13.9        Surrender.  At the end of the Lease Term, Tenant shall surrender the Leased Premises to Landlord in good condition and repair, subject to Articles 7 and 8 (regarding casualty and condemnation) rid to reasonable wear and tear.  Tenant shall have the right at any time to remove any and all of the trade fixtures and personal property placed or installed by Tenant on the Property, but Tenant shall repair any damage caused by the removal.

13.10      Quiet Enjoyment.  If Tenant pays the rent and complies with all other terms of this Agreement, Landlord warrants and covenants Tenant may occupy and enjoy the Leased Premises for the full Lease Term, subject to the provisions of this Lease.

This Agreement is executed by Landlord and Tenant on the respective dates set forth below (the date of signature of the last to sign of the parties hereto is the date of execution of this Lease), but for purposes of identification and reference, the date of this Lease shall be deemed to be the date first set forth on page 1 of this Lease.

WITNESSES:		TENANT:

USCC FLORIDA ACQUISITION CORP.

		By:	/s/ Rick Baker
Print Name:		Name: Rick Baker
Title CFO

Executed On:

Print Name:
LANDLORD:

/s/	Jamie Hodges	9th CITY LANDOWNERS
Print Name:	Jamie Hodges

/s/ Laura A. Elsner		By:	/s/ Shyam B. Paryani
Print Name:	Laura A. Elsner	Name:	Shyam B. Paryani
		Title:	Partner

		Executed On:	1/22/03

LIST OF EXHIBITS

EXHIBIT “A” Legal Description of Property

EXHIBIT “B” Floor Plan of Leased Premises

EXHIBIT “A”

Legal Description of the Land

EXHIBIT “B”

Floor Plan of Leased Premises